Exhibit 16.1

May 6, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated May 6, 2005, of Computer Network Technology Corporation 401(K) Salary Savings Plan and are in agreement with the statements concerning our Firm contained therein.

Sincerely,

/s/ CLIFTON GUNDERSON LLP